                                                                     Exhibit 4.1

                                                                    CONFIDENTIAL
                                                               EXECUTION VERSION

                            CLASS A WARRANT AGREEMENT

     This CLASS A WARRANT AGREEMENT (this "Warrant Agreement") is dated and entered into as of February 24, 2006, by and between ORTHOLOGIC CORP., a Delaware corporation (the "Company"), and PHARMABIO DEVELOPMENT INC., a North Carolina corporation ("PharmaBio").

     WHEREAS, the Company and PharmaBio have entered into the Common Stock and Warrant Purchase Agreement, dated as of the date hereof (the "Purchase Agreement");

     WHEREAS, the Company and Quintiles, Inc., an affiliate of PharmaBio, have entered into a Master Services Agreement also dated as of the date hereof;

     WHEREAS, pursuant to the Purchase Agreement, the Company desires to grant to PharmaBio the rights set forth in this Warrant Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

     1. The Warrant.

          (a) The Company hereby agrees to issue and sell to PharmaBio, its designee or assigns (the "Holder") Forty-Six Thousand Seven Hundred Six (46,706) shares (the "Warrant Shares") of the Company's Common Stock, $.0005 par value per share ("Common Stock"), at an exercise price of Six Dollars and Thirty-Nine Cents ($6.39) per share (the "Exercise Price"), upon the terms and conditions herein set forth. (Such number of shares was calculated as follows: $2,000,000, divided by the average of the closing prices of the shares of Common Stock for the fifteen (15) trading days prior to the date hereof (the "Average Price"), multiplied by 13%. Such exercise price was calculated as follows: the Average Price, multiplied by 115%.) The Exercise Price and the number of Warrant Shares purchasable upon exercise of this Warrant Agreement are subject to adjustment from time to time as provided in Section 4 of this Warrant Agreement.

     2. Expiration Date. This Warrant Agreement, and the Holder's right to purchase any of the Warrant Shares, will expire at 5:00 p.m. Eastern Time on the tenth anniversary of the date of this Warrant Agreement (the "Expiration Date").

     3. Exercise of this Warrant Agreement. The Holder may exercise this Warrant Agreement, on any Business Day, at any time from and after the date hereof and prior to the Expiration Date, in whole or in part, as adjusted from time to time as provided in Section 4 of this Warrant Agreement, by: (a) the surrender of this Warrant Agreement, with the Exercise Form substantially in the form attached hereto as Annex A properly completed and executed, at the principal office of the Company, and (b) upon payment by the delivery of a certified check, official bank check or wire transfer of immediately available funds, payable to the order of the Company, in an amount equal to the aggregate purchase price for the Warrant Shares being purchased upon such exercise. Upon receipt thereof by the Company, the Holder will be deemed to be the holder of record of the Warrant Shares issuable upon such exercise as of the close of business on the date of such receipt by the Company, and the Company will promptly execute or cause to be executed and delivered to the Holder, a certificate or certificates representing the aggregate number of Warrant Shares specified in the Exercise Form. If this Warrant Agreement is exercised only in part, the Company will, at the time of delivery of said stock certificate or certificates, deliver to the Holder a new Warrant Agreement of like tenor evidencing the right of the Holder to purchase the remaining Warrant Shares then covered by this Warrant Agreement. "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday during which banks in North Carolina, United States are open for the conduct of their banking business.

     4. Certain Adjustments. The Exercise Price at which Warrant Shares may be purchased and the number of Warrant Shares to be purchased upon exercise of this Warrant Agreement are subject to change or adjustment from time to time as follows:

          (a) Merger, Sale of Assets, etc. If at any time while this Warrant Agreement, or any portion hereof, is outstanding and unexpired there shall be
(i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another corporation or entity in which the Company is not the surviving entity, or a reverse triangular merger or share exchange in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger or share exchange are exchanged or converted by virtue of the merger or share exchange into other property, whether in the form of securities, cash, or otherwise, or
(iii) a sale, lease, license or other transfer of all or substantially all of the Company's properties or assets to any other person or entity, then, as a part of such reorganization, merger, consolidation, exchange or other transfer, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant Agreement, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property resulting from such reorganization, merger, consolidation, exchange or other transfer that a holder of the shares deliverable upon exercise of this Warrant Agreement would have been entitled to receive in such reorganization, merger, consolidation, exchange or other transfer if this Warrant Agreement had been exercised immediately before the record date of (or the date of, if no record date is fixed) such reorganization, merger, consolidation, exchange or other transfer, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this Section 4(a) shall similarly apply to successive reorganizations, mergers, consolidations, exchanges or other transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant Agreement. If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be reasonably determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as reasonably determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant Agreement with respect to the rights and interests of the Holder after any of the above-referenced transactions, to the end that the provisions of this

Warrant Agreement shall be applicable after such event, as near as reasonably may be, in relation to any shares or other property deliverable after such event upon exercise of this Warrant Agreement.

          (b) Reclassification, etc. If the Company, at any time while this Warrant Agreement, or any portion hereof, remains outstanding and unexpired, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant Agreement exist into the same or a different number of securities of any other class or classes, this Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as the Holder would have received if this Warrant Agreement had been exercised in full immediately prior to such reclassification or other change or immediately prior to the record date with respect thereto and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4. The foregoing provisions of this
Section 4(b) shall similarly apply to successive reclassifications or other changes.

          (c) Split, Subdivision or Combination of Shares. If the Company, at any time while this Warrant Agreement, or any portion hereof, remains outstanding and unexpired, shall split, subdivide or combine the securities as to which purchase rights under this Warrant Agreement exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination. Upon each adjustment in the Exercise Price pursuant to this subsection, the number of shares of such securities purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment and the denominator of which shall be the Exercise Price immediately thereafter.

          (d) Certificate as to Adjustments. Upon the occurrence of each adjustment pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to any Holder of this Warrant Agreement a certificate signed by its Chief Financial Officer setting forth such adjustment and showing in detail the event requiring the adjustment, the amount of such adjustment, the method by which such adjustment was calculated, the Exercise Price at the time in effect, and the number of shares and the amount, if any, of the property that at the time would be received upon the exercise of this Warrant Agreement, together with the facts upon which such adjustment is based. The Company shall, upon the written request, at any time, of any Holder, promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) all such previous adjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of this Warrant Agreement.

          (e) No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, recapitalization, reclassification, transfer of assets, consolidation, merger, business combination, or dissolution, avoid or seek to avoid the intent of this
Section 4 or the observance or performance of any of the terms to be observed or performed by the Company under this Warrant Agreement, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant Agreement against impairment.

          (f) Conformity with Warrant Agreement. In the event that at any time, as a result of any adjustment made pursuant to this Section 4, the Holder thereafter shall become entitled to receive any shares of capital stock of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of the Warrant Agreement shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

     5. Fractional Shares. Fractional shares will not be issued upon the exercise of this Warrant Agreement, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms of this Warrant Agreement to receive a fractional share upon the exercise of this Warrant Agreement, the Company will, upon the exercise of this Warrant Agreement for the largest number of whole shares then called for, pay a sum in cash equal to the excess of the fair market value of such fractional share (determined in such reasonable manner as may be prescribed by the Board of Directors of the Company in its discretion) over the proportional part of the per share purchase price represented by such fractional share.

     6. Notices of Certain Events. In case:

          (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant Agreement) for the purpose of entitling them to receive any dividend or other distribution, or stock subdivision or combination, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

          (b) of any reorganization or recapitalization of the Company, any reclassification of the capital stock of the Company, any consolidation, merger, share exchange or other business combination of the Company with or into another corporation or entity, or any sale, lease, license or other transfer of all or substantially all of the assets of the Company to another corporation or entity, or

          (c) of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will cause written notice thereof to be delivered to the Holder specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right or (ii) the date on which such reorganization, recapitalization, reclassification, consolidation, merger, share exchange, business combination, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant Agreement) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, share exchange, business combination, transfer, dissolution, liquidation or winding-up. Such notice shall be delivered at least ten (10) Business Days prior to the date required to be specified therein pursuant to this Section 6.

     7. No Rights as Stockholder; Limitation of Liability. This Warrant Agreement, as distinct from the shares for which this Warrant Agreement is exercisable, will not entitle the Holder to any of the rights of a stockholder of the Company. No provision of this Warrant Agreement, prior to the exercise of this Warrant Agreement, and no mere enumeration herein of the rights or privileges of the Holder, will give rise to any liability of the Holder for the purchase price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

     8. Miscellaneous.

          (a) Successors and Assigns. This Warrant Agreement shall be binding on and inure to the benefit of the Holder and the Company and their respective successors and assigns.

          (b) Amendments and Waivers. This Warrant Agreement and any provision hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by both parties hereto.

          (c) Loss, Theft, Destruction or Mutilation. Upon receipt by the Company of evidence reasonably satisfactory to it that this Warrant Agreement has been lost, stolen, destroyed or mutilated, and in the case of any lost, stolen or destroyed Warrant Agreement, an indemnity reasonably satisfactory to the Company, or in the case of a mutilated Warrant Agreement, upon surrender and cancellation hereof, the Company will execute and deliver in the name of the registered holder of this Warrant Agreement, in exchange and substitution for the Warrant Agreement so lost, stolen, destroyed or mutilated, a new Warrant Agreement of like tenor and amount.

          (d) Warrant Exchangeable for Different Denominations. This Warrant Agreement is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company for new Warrant Agreements of like tenor representing in the aggregate the right to purchase the number of shares which may be purchased hereunder, each of such new Warrant Agreements to represent the right to purchase such number of Warrant Shares as shall be designated by said Holder hereof at the time of such surrender.

          (e) Law Governing. This Warrant Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to conflicts-of-laws principles that would require the application of any other law.

          (f) Entire Agreement. This Warrant Agreement, together with the Purchase Agreement and the other transaction documents referred to therein or contemplated thereby, constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Warrant Agreement, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Warrant Agreement.

          (g) Notices. Unless otherwise provided herein, all notices, requests, demands and other communications required or permitted under this Warrant Agreement shall be in writing and will be deemed to have been duly made and received: (i) upon personal delivery; (ii) three (3) Business Days after deposit with the United States Post Office, by registered or certified mail or by first class mail, postage prepaid, addressed as set forth below; or (iii) one (1) Business Day after deposit with a nationally recognized, overnight courier (for next business day delivery), shipping prepaid, addressed as set forth below:

     If to Company:        OrthoLogic Corp.
                           1275 West Washington Street
                           Tempe, Arizona 85281
                           Attn: James M. Pusey, M.D.
                           Facsimile: (602) 470-7080

     With a copy to
     (which shall not
     constitute notice):   Quarles & Brady Streich Lang LLP
                           One Renaissance Square
                           Two North Central Avenue
                           Phoenix, Arizona 85004
                           Attn: Steven P. Emerick
                           Facsimile: (602) 417-2980

     If to Purchaser:      PharmaBio Development Inc.
                           4709 Creekstone Drive
                           Suite 200 Riverbirch Building
                           Durham, NC 27703
                           Attn: President
                           Facsimile: (919) 998-2090

     With a copy to
     (which shall not
     constitute notice):   Smith, Anderson, Blount, Dorsett
                           Mitchell & Jernigan, L.L.P.
                           2500 Wachovia Capitol Center
                           Raleigh, NC 27601
                           Attn: Christopher B. Capel
                           Facsimile: (919) 821-6800

Either party may change the address to which communications are to be sent by giving five (5) Business Days' advance notice of such change of address to the other party in conformity with the provisions of this Section.

          (h) Execution; Counterparts. This Warrant Agreement and any amendment hereto may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The exchange of copies of this Warrant Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the parties and may be used in lieu of the original Warrant Agreement or amendment for all purposes. Signatures of the parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

                            [signature page follows]

                  [Signature Page to Class A Warrant Agreement]

     IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed and delivered as of the day and year first written above.

                                        ORTHOLOGIC CORP.


                                        By: /s/ Les M. Taeger
                                        Name: Les M. Taeger
                                        Title: Sr. VP and CFO


                                        PHARMABIO DEVELOPMENT INC


                                        By:  /s/ Patrick B. Jordan
                                        Name: Patrick B. Jordan
                                        Title: Vice President,
                                               Corporate Development

                                                                         ANNEX A

                                  EXERCISE FORM

                     TO BE EXECUTED BY THE REGISTERED HOLDER
              TO EXERCISE THE ATTACHED CLASS A WARRANT AGREEMENT OF

                                ORTHOLOGIC CORP.

     The undersigned, [________________], pursuant to the provisions of the Class A Warrant Agreement between OrthoLogic Corp. (the "Company") and PharmaBio Development Inc. dated as of February [__], 2006 (the "Warrant Agreement"), hereby elects to exercise the Warrant Agreement by agreeing to subscribe for and purchase [_______________] shares (the "Warrant Shares") of Common Stock, $.0005 par value per share, of the Company, and hereby makes payment of $[___________] by certified or official bank check or wire transfer of immediately available funds payable to the order of the Company in payment of the exercise price therefor.

     The undersigned acknowledges that the sale, transfer, assignment or hypothecation of the Warrant Shares to be issued upon exercise of this Warrant Agreement is subject to the terms and conditions of the Warrant Agreement.

                                        PharmaBio Development Inc.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                        Address: 4709 Creekstone Drive
                                                 Suite 200 Riverbirch Building
                                                 Durham, NC 27703

Dated:               ,
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